Exhibit 99.1

AXIM® Biotechnologies to Acquire Technology Including Two FDA-Cleared 510(k)’s for Diagnostic Testing of Dry Eye Disease

SAN DIEGO -  August 3, 2021 (GLOBE NEWSWIRE) — AXIM® Biotechnologies, Inc. (OTCQB: AXIM) (“AXIM® Biotech,” “AXIM” or “the Company”), a leader in the development of diagnostic testing for COVID-19 and cancer, announced today that the Company has signed a Binding Term Sheet to acquire the technology for the testing of Dry Eye Disease (DED), including two FDA authorizations and approvals for the commercial sale of two ophthalmic diagnostic lab tests.

AXIM and Advanced Tear Diagnostics, LLC, have signed a Binding Term Sheet and intend to enter into the Definitive Agreement for the transaction to close no later than October 1, 2021. However, the Binding Term Sheet will remain in full force and effect until such time as the Definitive Agreement is executed by the parties.  AXIM intends to immediately implement the strategy for commercial launch of the first product projected for the beginning of 2022.

According to the American Academy of Ophthalmology, approximately 20 million people in the United States (344 million people worldwide) have Dry Eye Disease, and that number is growing in both young and old adults, making it imperative that clinicians figure out how best to diagnose and treat it.  According to the American Journal of Ophthalmology, as of July, 2017, a study reported an estimated 6 million people reported having experienced Dry Eye Disease symptoms but had not been diagnosed.

The prevalence of Dry Eye Disease can significantly impair visual acuity, workplace productivity, and quality of life and increases with age.  Dry Eye Disease is a common condition that occurs when your tears aren't able to provide adequate lubrication for your eyes. Tears can be inadequate and unstable for many reasons. For example, dry eyes may occur if you don't produce enough tears or if you produce poor-quality tears. This tear instability leads to inflammation and damage of the eye's surface. According to Transparency Market Research, the global dry eye disease diagnostics & treatment market is on the course to reach $9.8 billion by the end of 2030.

Diagnosing Dry Eye Disease is a challenge because it’s a multifactorial disease, with many disparate causes. It has a highly variable symptom profile at different stages of the disease, and there’s often a discordance between signs and symptoms. For example, a patient can have severe symptoms, yet show no sign of ocular surface damage, whereas others have advanced ocular surface damage, yet report no symptoms. Historically, this has been characterized by a lack of correlation between patients’ subjective irritative ocular symptoms (as determined by, for example, questionnaires) and the results of commonly performed objective tests, such as corneal fluorescein staining (CFS) and tear film break up time (TFBUT).

The tests being acquired are part of a highly specialized point-of-care (POC) lab testing system designed specifically to assist eye-care physicians in detecting and quantifying a variety of biomarkers associated with external ocular disorders. The world's first clinical lab system designed specifically for eye-care physicians is also the first point-of-care lab testing system to receive FDA clearance for the diagnostic testing of tears. These tests are approved for reimbursement.

The first test is a rapid Point-of-Care (10-minute) lateral flow diagnostic assay together with a reader that tests for exact levels of Lactoferrin through the collection of 0.5 microliter in tears. Lactoferrin is a protein contained in tears, which protects the ocular surface with its antimicrobial and anti-inflammatory properties. Lower concentrations of Lactoferrin have been demonstrated in patients with dry eye, which is associated with decreased aqueous tear production. AXIM’s scientific team has assisted in the optimization of the assay.

The second FDA-approved and reimbursable test is for the measurement of Ocular Immunoglobulin E (IgE), a biomarker for allergies and a key biomarker primarily associated with Dry Eye Disease. The test is of high clinical utility in the confirmation of the presence of an active ocular allergen and uses the same reader system. AXIM’s scientific team is working on the optimization of the assay with an expected sales launch in the first quarter of 2022.

Currently available tests for Dry Eye Disease include Matrix metalloproteinase 9 (MMP-9) testing which has been found to identify the presence of ocular surface inflammation in 40% of confirmed dry eye patients. However, some findings suggest that not all patients with symptoms and signs of Dry Eye have elevated MMP-9 levels. The other commonly used test is for Osmolarity.  Researchers have found that in a given patient, a single tear osmolarity measurement cannot be used to distinguish patients with dry eye from patients without dry eye. The variability among osmolarity readings calls into question its clinical utility.

“For years, doctors have had to rely on patient symptoms and subjective evaluation of clinical signs to diagnose Dry Eye Disease” said John W. Huemoeller. “The tools currently available include tests for osmolarity (salt content in tears) and MMP-9 (eye inflammation).  However, both are non-differential meaning they are screening tests that require follow-up testing because positive results could point to conditions other than Dry Eye Disease.  The tests we are acquiring are specifically differential for a diagnosis of Dry Eye Disease and also provide a quantitative measure for the doctor to assess the severity of the condition.”

In addition to the two FDA-cleared tests, AXIM intends to further develop other diagnostic tests including MMP9, ocular adenovirus, ocular osmolarity, ocular herpes, trachoma, bacterial-viral differentiation, glucose, breast cancer screening, and others.

“We are in the process of building AXIM into a powerful diagnostic company,” said John W. Huemoeller II, Chief Executive Officer of AXIM® Biotech. “This technology acquisition gives AXIM two finished tests that are cleared by the FDA, and we are now in the process of creating an aggressive marketing and sales plan. And, with our scientific expertise in developing lateral flow assays, this acquisition is a perfect fit and gives us a very nice diagnostic pipeline for additional tests.”

For more information about AXIM, please visit www.AXIMbiotech.com.

About AXIM® Biotechnologies

Founded in 2014, AXIM® Biotechnologies, Inc. (AXIM) is a vertically integrated research and development company focused on changing diagnosis and treatment for oncology and SARS-CoV-2 (COVID-19). AXIM’s COVID-19 rapid neutralizing antibody test is the first rapid diagnostic test measuring levels of functional neutralizing antibodies that are believed to prevent SARS-CoV-2 from entering the host cells. Additionally, the Company is developing rapid diagnostic tests for the early detection of cancer and proprietary small molecules drugs to treat cancer and block metastasis. For more information, please visit www.AXIMBiotech.com.

Forward-Looking Statements

The statements made by AXIM Biotechnologies Inc., in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe AXIM’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of AXIM Biotechnologies, Inc. Actual results could differ materially from those projected due to there being no assurance that our diagnostic candidates will be successfully adapted and even if the Company’s diagnostic candidates are successful, it may generate only limited revenue and profits for the Company. AXIM’s SEC reports and filings, including our Annual Report on Form 10-K filed on April 15, 2021 and our subsequent quarterly report on Form 10-Q filed on May 24, 2021, and other reports we file with the SEC, which are available at www.sec.gov.  AXIM Biotechnologies, Inc., undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

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